Contact: Robert E. Rout Executive Vice President, Chief Financial Officer & Secretary 724-465-1487
TO BE RELEASED Friday, January 16, 2004 at 4:00 p.m.
S&T Bancorp, Inc. Announces Earnings

Indiana, Pennsylvania - S&T Bancorp, Inc. (NASDAQ:STBA) today announced earnings for the fourth quarter and the year ended December 31, 2003. Diluted earnings per share increased 2 percent in the fourth quarter to $0.49 per share from $0.48 per share in the fourth quarter of 2002. Net income also increased 2 percent to $13.2 million from $12.9 million in the comparable period one year ago.

For the year ended December 31, 2003, diluted earnings per share increased 7 percent to $1.94 from $1.81 in 2002. Net income increased 7 percent to $51.8 million from $48.6 million in 2002. Return on average assets and return on average equity for 2003 were 1.81 percent and 16.23 percent, respectively.

James C. Miller, president and chief executive officer stated, "I am very pleased with our 2003 performance. Strong commercial loan and core deposit growth, in combination with the increased revenue streams from the Peoples Financial Corporation and Evergreen Insurance Agency acquisitions that occurred in late 2002, helped to offset the net interest income pressures associated with this unprecedented interest rate environment. In addition to the heavy loan refinancing and accelerated repayments of mortgaged-backed securities normally experienced in a declining interest rate environment, we have also seen a significant shift of commercial loans toward variable rate loan products by customers taking advantage of record low short-term interest rates. In response to this customer behavioral and loan portfolio mix shift, we initiated some changes during the fourth quarter of our borrowings and investment portfolios to better position the balance sheet."

In the fourth quarter of 2003, $89.3 million of fixed-rate borrowings, with average maturities of approximately 9 months and an average cost of 6.56% were repaid, resulting in a pretax prepayment charge of $3.6 million. These funds were replaced with short-term borrowings having an average cost of 1.25%.

Investment portfolio sales during the fourth quarter resulted in realized losses of $0.3 million on the sale of $5.6 million of debt securities and $5.0 million of realized gains on the sale of $7.8 million of equity securities. For the full year 2003, net realized security gains were $8.1 million as compared to $7.1 million in 2002. Miller added, "The equities portfolios have performed extremely well this year and continue to provide a supplemental earnings stream through dividends and gains. The recent sales were implemented to reduce the price and concentration risks we see developing as a result of increasing valuations in the stock market in general, and with financial stocks in particular." The equities portfolio is comprised primarily of bank holding company common stocks and has book and market values at December 31, 2003, of $42.1 million and $72.6 million, respectively, as compared to $50.2 million and $71.8 million at December 31, 2002.

Net interest income on a fully taxable equivalent basis was relatively flat at $27.1 million in the fourth quarter of 2003, as compared to $27.3 million for the fourth quarter of 2002. For the year, net interest income on a fully taxable equivalent basis was $108.1 million in 2003 and $97.8 million in 2002, an 11 percent increase. The full year net interest margin declined to 4.04 percent in 2003, as compared to 4.13 percent in 2002. Contributing to the net interest margin compression were loan refinancings, accelerated repayments for mortgaged-backed securities and the aforementioned shift of customer preferences for lower rate variable loans. Partially offsetting these factors were core deposit growth, $1.2 million of prepayment fees collected on commercial loans and the early repayment of fixed-rate borrowings.

Noninterest income for the fourth quarter of 2003, excluding gains on the sale of investment securities, decreased $0.4 million, as compared to the same period last year due to lower performance in mortgage banking. Year to date noninterest income, excluding gains on the sale of investment securities, increased $2.5 million or 10 percent. Mortgage banking, insurance, cash management, retail banking and letters of credit all had record performances for the full year.

Noninterest expense increases for the fourth quarter and for the full year reflect higher pension and other employee benefit plan costs, normal increases due to the expansion of business activities and increased organizational size, as well as the $3.6 million prepayment charge for the early repayment of fixed-rate borrowings. The efficiency ratio, which measures noninterest expense to core revenue, was 45 percent in 2003, including the borrowings prepayment charge, as compared to 42 percent in 2002.

Asset quality measurements for 2003 remained relatively stable, despite the mixed economic environment. Nonperforming assets totaled $11.5 million or 0.40 percent of total assets at December 31, 2003, as compared to $8.0 million or 0.28 percent at December 31, 2002. Net loan charge-offs for 2003 were $6.0 million or 0.29 percent of average loans, as compared to $6.0 million or 0.34 percent of average loans in 2002. The allowance for loan losses at December 31, 2003 was $31.5 million or 1.50 percent of total loans, as compared to $30.1 million or 1.51 percent at December 31, 2002.

Total assets approximated $2.9 billion at December 31, 2003 as compared to $2.8 billion at December 31, 2002. During 2003, loans increased $101.7 million or 5 percent, and deposits increased $36.1 million. Included in those increases is a $161.3 million increase in commercial loans, offset by a $41.6 million decrease in residential mortgage loan balances as borrowers refinanced portfolio mortgages into the secondary mortgage market, and decreases in consumer installment loans. Deposit growth was more modest, but included a significant shift from certificates of deposit to lower cost checking, savings and money market accounts, benefiting net interest income. Demand deposits increased $52.2 million or 16 percent through new products, promotions and cash management services to commercial customers.

S&T Bancorp, Inc. increased its common stock quarterly dividend to $0.26 per share on December 15, 2003. The dividend is payable on January 23, 2004 to shareholders of record as of December 31, 2003. This dividend represents a 4 percent increase over the $0.25 per share quarterly dividend declared a year ago and a 3.5 percent projected yield utilizing the December 31, 2003 closing market price of $29.80. The S&T Bancorp, Inc. Board of Directors also authorized a stock buyback program for 2004 of 1 million shares, or approximately 4 percent of shares outstanding.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 49 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $2.9 billion, S&T Bancorp, Inc. stock trades on the Nasdaq National Market System under the symbol STBA.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, change in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values, and competition. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S&T Bancorp, Inc. and subsidiaries.